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                                                                    EXHIBIT 23.3

                  Consent of KPMG LLP, Independent Auditors


The Board of Directors
Foveon, Inc.:

We consent to the use of our report dated August 31, 2000 on the balance sheet of Foveon Inc. (a development stage enterprise) as of July 1, 2000, and the related statements of operations, redeemable convertible preferred stock and shareholders' deficit, and cash flows for each of the years in the two year period ended July 1, 2000, in Amendment No. 2 to the registration statement on Form S-1 of Synaptics Incorporated filed on or about January 9, 2002, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                   /s/ KPMG LLP

Mountain View, California
January 7, 2002